                                                                   Exhibit 99(a)

                      [LETTERHEAD OF AMETEK APPEARS HERE]

Contact:  William F. Cleary (610) 889-5249; James P. McKinley (610) 889-5271

AMETEK TO MERGE ITS WATER FILTRATION BUSINESS INTO CULLIGAN

Paoli, PA, February 5, 1997 -- AMETEK (NYSE:AME) announced that it has entered into an agreement to merge its water filtration business into Culligan Water Technologies, Inc. for a total purchase price of approximately $155 million. The purchase price, less assumed debt (ranging from $25 to $75 million at AMETEK's discretion), is payable in Culligan common stock valued at $37.50 per share.

The transaction, which utilizes a "Morris" trust structure, will involve the tax-free spin-off to AMETEK's shareholders of an entity containing all of AMETEK's existing operations except its water filtration business. This spin-off entity will retain the AMETEK name and will be traded on the NYSE and PSE. Following the spin-off, AMETEK's water filtration business, assuming the expected $25 million of retained debt, will be merged with Culligan in return for 3,466,667 shares of Culligan common stock (or, based on AMETEK's current outstanding shares, .11 shares of Culligan for each share of AMETEK).

The new AMETEK stock and the Culligan stock issued in this transaction is intended to be distributed tax-free to AMETEK's shareholders.

Walter E. Blankley, AMETEK's chairman and chief executive officer, stated "This transaction represents an ideal opportunity for both AMETEK and Culligan to enhance shareholder value."

"The transaction will provide significant benefits to AMETEK's shareholders.
The opportunity to receive common stock of Culligan at an attractive valuation and on an efficient, tax-free basis, will enable AMETEK shareholders to continue to participate in the promising growth opportunities in the water filtration business and furthermore share in the significant synergistic benefits that will be achieved by the integration of this business with Culligan. In addition, with this sale, AMETEK becomes a more focused and directed organization, concentrating principally on electric motors and electronics-related businesses, where we are market leaders. This competitive strength combined with our strong cash flow and the transfer of debt, positions AMETEK to achieve enhanced profitable growth through new products, strategic acquisitions and the building of our market presence globally."

                                     (MORE)

AMETEK TO MERGE ITS WATER FILTRATION BUSINESS INTO CULLIGAN
(cont. p.2)

AMETEK's water filtration business consists of Plymouth Products, based in Sheboygan, Wisconsin, and three international subsidiaries: AMETEK Filters Ltd., Teeside, England; APIC, Colombe, France; and AFIMO, Monaco, Monte Carlo. AMETEK's water filtration business had 1996 sales of approximately $70 million.

                            AMETEK Corporate Profile

AMETEK is a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets. Operations are in the United States, Europe, Asia, and Mexico; about one-third of sales are to markets outside the United States. AMETEK's Corporate Growth Plan is based on Four Key
Strategies: New Products, Global & Market Expansion, Strategic Acquisitions & Joint Ventures, and Operational Excellence; its objective is double-digit earnings growth and a superior return on total capital.

                                      ###